EXHIBIT 10.36

The Goldman Sachs Group, Inc.
Non-Qualified Deferred Compensation Plan
for
U.S. Participating Managing Directors
As Amended and Restated Effective January 1, 2008 for Amounts not
Distributed Prior to Such Date
ARTICLE 1
INTRODUCTION
1.1 Purpose of Plan
The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.S. Participating Managing Directors is intended to promote the interests of GS Inc. and its shareholders by encouraging certain Eligible Employees to remain in the employ of the Firm by providing them with a means by which they may request to defer receipt of a portion of their Eligible Compensation.
ARTICLE 2
DEFINITIONS
Wherever used herein, the following terms have the meanings set forth below, unless a different meaning clearly is required by the context:
2.1 Account means, for each Participant, a notional account maintained on the books and records of GS Inc. (by GS Inc. or such third party record keeper or record keepers as GS Inc. may from time to time appoint) that is established for his or her benefit and as to which amounts are credited under Section 5.1.
2.2 Administrative Committee means the person or persons designated by the Compensation Policy Committee or the Board of Directors with the authority to perform day-to-day administrative functions for the Plan. If no such person is so serving at any time, the Compensation Policy Committee shall be the Administrative Committee.
2.3 Board of Directors means the Board of Directors of GS Inc.
2.4 Compensation Policy Committee means the GS Inc. Compensation Policy Committee, as it may be constituted from time to time.

2.5 Code means the Internal Revenue Code of 1986. Reference to any section or other provision of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such provision and to any applicable regulations and other interpretative guidance relating to such provisions.
2.6 Deferral means the portion of a Participant’s Eligible Compensation that is deferred in accordance with Section 4.1 hereof.
2.7 Deferral Date means, with respect to each Plan Year, the earliest date GS Inc. determines that Eligible Compensation subject to a Deferral Request would have been paid to the Eligible Employee in the absence of the Plan, or such other date or dates as may be selected by the Administrative Committee in its sole discretion prior to the Deferral Deadline.
2.8 Deferral Deadline means, with respect to any Plan Year, the latest date on which a completed Deferral Request Form may be submitted to the Administrative Committee in order for a Deferral Request to be effective for that Plan Year pursuant to Section 4.1 (or such later date as may be permitted under Section 409A of the Code by which time the Deferral Request must be irrevocable).
2.9 Deferral Request means any request by a Participant to make a Deferral hereunder by submitting a Deferral Request Form in accordance with Section 4.1 hereof.
2.10 Deferral Request Form means the form (which may be in electronic form) specified by the Administrative Committee from time to time pursuant to which an Eligible Employee can make a Deferral Request.
2.11 Distribution Date means, with respect to each Deferral made by a Participant, the date on which an amount shall become payable to a Participant in accordance with Article 7 hereof.
2.12 Effective Date means November 27, 2004, the date as of which the Plan first became effective.
2.13 Eligible Compensation means, for each Eligible Employee, with respect to each Plan Year the amount the Firm determines in its sole discretion otherwise would have been payable to the Eligible Employee as a gross end-of-year cash bonus (excluding any amounts payable to the Eligible Employee that are directly attributable to the performance of services prior to the beginning of such Plan Year), and before giving effect to any Deferral, less applicable deductions. Unless otherwise permitted by the Administrative Committee no later than the Deferral Deadline, no year-end award granted under The Goldman Sachs Amended and Restated Stock Incentive Plan, as in effect from time to time, shall constitute Eligible Compensation.
2.14 Eligible Employee means, for any Plan Year, unless otherwise provided by the Administrative Committee, an individual (i) who is a participant in The Goldman Sachs

Partner Compensation Plan (“PCP”) or The Goldman Sachs Restricted Partner Compensation Plan (“RPCP”), (ii) who earned Minimum Eligible Compensation for either or both of the immediately preceding Plan Year or the second preceding Plan Year, (iii) who is designated by the Administrative Committee as eligible to participate in the Plan or is a member of a class of employees who is designated by the Administrative Committee as eligible to participate in the Plan for the Plan Year and (iv) who is not eligible to make a deferral under The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.K. Participating Managing Directors. The Administrative Committee may, in its sole discretion, (i) not later than the Deferral Deadline, add any individual or any member of a class of individuals as an Eligible Employee or exclude any individual or any member of a class of individuals from being considered an Eligible Employee, or (ii) after the Deferral Deadline, add any individual or any member of a class of individuals as an Eligible Employee if the individual was not eligible to participate in the Plan (as aggregated with certain other plans for this purpose in accordance with Treasury Regulations) in a previous Plan Year and if the individual makes an initial deferral election within 30 days after first becoming eligible to participate, and only with respect to compensation paid for services to be performed after the election in accordance with Treasury Regulations Section 1.409A-2(a)(7). An individual shall first be considered an Eligible Employee on the date he or she first receives written notification from the Administrative Committee that he or she is eligible to participate in the Plan. Unless otherwise provided by the Administrative Committee (including, by reason of legal, tax or other regulatory restrictions or impediments to the individual or to the Firm arising out of a country other than the United States or United Kingdom), an individual that is an Eligible Employee for any Plan Year shall, for any subsequent Plan Year in which he or she participates in the PCP or RPCP, be eligible to participate in the Plan (unless at the time specified in Section 4.1 he or she is no longer either a citizen of or a resident for tax purposes in the United States but is a U.K. Employee, as defined in The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plans for U.K. Participating Managing Directors and eligible to participate in such plan).
2.15 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.16 Firm means GS Inc. and its subsidiaries and affiliates.
2.17 GS Inc. means The Goldman Sachs Group, Inc., and any successor thereto.
2.18 Investment Committee means a committee of two or more individuals selected by the Administrative Committee, which shall have the authority to select the Notional Investments that are made available from time to time under the Plan.
2.19 Maximum Aggregate Deferral Amount means, with respect to each Plan Year, $100 million or such other amount as may be determined by GS Inc. from time to time by the Deferral Deadline for the Plan Year, which shall be the maximum total of all

Deferrals for all Participants permitted under the Plan for such Plan Year. GS Inc. may, in its discretion, not later than the Deferral Deadline, (i) aggregate the Plan with such other deferred compensation plan or plans as it may determine for purposes of applying the Maximum Aggregate Deferral Amount and (ii) allocate the Maximum Aggregate Deferral Amount among the Plan and any deferred compensation plans that are so aggregated with the Plan in any manner deemed appropriate by it.
2.20 Maximum Deferral Amount means, unless otherwise determined by GS Inc. by the Deferral Deadline, with respect to each Participant for any Plan Year, the lesser of: (i) 50% of the Participant’s Eligible Compensation and (ii) $1 million.
2.21 Minimum Deferral Amount means, with respect to each Participant for each Plan Year, $100,000 or such other amount as may be determined by the Administrative Committee by the Deferral Deadline, which shall be the minimum amount that a Participant may request as a Deferral for the Plan Year.
2.22 Minimum Eligible Compensation means total compensation of at least $200,000 or such other amount as may be determined by the Administrative Committee by the Deferral Deadline.
2.23 Notional Investment means a hypothetical investment made available under the Plan by the Investment Committee from time to time in which a Participant’s Account may be deemed to be invested in whole or in part in accordance with Sections 5.2 and 5.3 hereof in order to measure the value of the Account.
2.24 Participant means any Eligible Employee who participates in the Plan in accordance with Article 3.
2.25 Plan means The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.S. Participating Managing Directors, as amended.
2.26 Plan Year means the 12-month period that coincides with GS Inc.’s fiscal year.
2.27 Separation from Service means a separation from service with the Firm as defined by the Firm for purposes of the Plan in accordance with Section 409A of the Code.
2.28 Total and Permanent Disability means, with respect to any Participant, if such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for not less than 3 months under any accident or health plan covering employees of the Firm.

ARTICLE 3
PARTICIPATION
3.1 Commencement of Participation
Any Eligible Employee who makes a Deferral Request shall, if and to the extent the Firm, in its discretion, agrees to follow the request, become a Participant in the Plan as of the first Deferral Date as of which a Deferral is credited to the Eligible Employee’s Account in accordance with Section 4.2.
3.2 Continued Participation
A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account.
ARTICLE 4
DEFERRALS
4.1 Deferral Request Form
Subject to the provisions of Article 4 hereof, for each Plan Year for which the Plan is in effect, an Eligible Employee may, by properly completing a Deferral Request Form and filing it with the Administrative Committee by the Deferral Deadline and before the amount of the Eligible Compensation to which the Deferral relates has been determined (which in no event shall be later than the last day of the Plan Year immediately preceding the Plan Year for which the Deferral Request is made, unless the Administrative Committee determines that a later date is permitted under Section 409A of the Code), request that a Deferral be made on his or her behalf, on such terms as the Administrative Committee may permit in its sole discretion. The Firm reserves the right, in its sole discretion, to reject any Deferral Request with respect to any Eligible Employee at any time prior to the beginning of the Plan Year for which the Deferral Request is made.
4.2 Mechanics of Deferral
Subject to the provisions of this Article 4, an Eligible Employee’s Eligible Compensation shall be reduced in accordance with the Participant’s Deferral Request, and the amount of the resulting Deferral shall be credited to the Participant’s Account as of the Deferral Date.
4.3 Minimum Deferral Amount
Notwithstanding anything herein or in any Deferral Request Form to the contrary, no Deferral shall be for an amount and no Deferral Request shall be valid to the extent that it specifies an amount less than the Minimum Deferral Amount for the applicable Plan Year.

4.4 Maximum Deferral Amount
Notwithstanding anything herein or in any Deferral Request Form to the contrary, no Deferral shall be for an amount in excess of the Maximum Deferral Amount. If any amount specified on a Deferral Request Form as a Deferral would exceed the Maximum Deferral Amount, such Deferral Request Form shall be deemed to have specified the Maximum Deferral Amount.
4.5 Maximum Aggregate Deferral Amount
Notwithstanding anything herein or in any Deferral Request Form to the contrary, if and to the extent that the aggregate amounts specified on all Deferral Request Forms in a Plan Year that the Firm has not rejected exceed the Maximum Aggregate Deferral Amount, the amounts specified on each Participant’s Deferral Request Form shall be reduced, and each Participants’ Deferrals shall be reduced, under a formula or method determined by the Administrative Committee in its sole discretion (as set forth in Appendix A hereto), including, without limitation, a pro rata reduction to the ratio of the Maximum Aggregate Deferral Amount to the aggregate of the amounts specified by all Participants’ on their Deferral Request Forms so that the aggregate Deferrals of all Participants do not exceed the Maximum Aggregate Deferral Amount; provided that no Participant’s Deferral shall be reduced to an amount below the Minimum Deferral Amount; and provided further that such reductions shall be made by the Deferral Deadline.
4.6 Deferral Request Irrevocable
Except to the extent determined by the Administrative Committee (but in no event later than the Deferral Deadline), all Deferral Requests shall be irrevocable when made, and no Participant may change or revoke his or her Deferral Request with respect to Eligible Compensation payable for a Plan Year.
ARTICLE 5
ACCOUNTS
5.1 Accounts
The Administrative Committee shall maintain an Account for each Participant that reflects each Participant’s Deferrals for each Plan Year and any adjustments determined in accordance with Section 5.2, forfeitures and any payments made under Article 7 with respect to the Account. The Administrative Committee shall provide each Participant with a periodic statement of his or her Account adjusted in accordance with Section 5.2.
5.2 Adjustment of Accounts
The amount of each Participant’s Deferral for a Plan Year shall be credited to the Participant’s Account as of the applicable Deferral Date. The Participant’s Account shall be adjusted from time to time to reflect: (i) Deferrals for subsequent Plan Years, if any, which shall each be separately accounted for; (ii) gains (or losses) determined as if the Account were invested directly in the Notional Investment or Notional Investments selected by the Participant (without taking into account any tax consequences that may have arisen were the Account so directly invested); (iii) the amount described in Section 7.5; (iv) any payments under Article 7 in respect of a Deferral; and (v) any administrative charge determined by the Compensation Policy Committee or Administrative Committee in its sole discretion to be appropriate to cover part or all of the cost to the Firm of making the Plan available to Participants or otherwise maintaining the Plan.
5.3 Notional Investments
     (a) The Notional Investment or Notional Investments that shall be available under the Plan shall be determined from time to time by the Investment Committee in its sole discretion. The Investment Committee may, in its sole discretion, provide limitations or procedures on the availability of any Notional Investment or Notional Investments with respect to any Participant or class of Participants. The Investment Committee may modify, amend, eliminate or replace any or all of the Notional Investments that may be available under the Plan to Plan Participants or any of them, in any manner in its sole discretion at any time from time to time with or without notice to the Participants and effective retroactively or prospectively, subject to Section 9.3 hereof.
     (b) In selecting any Notional Investment or Notional Investments to be made available under the Plan or prescribing any rules related thereto, the Investment Committee and the Administrative Committee shall be acting solely on behalf of the Firm and not as a fiduciary or adviser with respect to any Deferral, any Participant or any other person employed by the Firm or in respect of any Account. Each Participant, by requesting to participate in the Plan, agrees that none of the Investment Committee, the Administrative Committee, the Compensation Policy Committee, GS Inc., the Firm or any other person shall have any liability whatsoever to any Participant or any other person as a result of, arising out of or related to the selection or elimination or modification of Notional Investments, any monitoring of any such Notional Investment or any Participant’s selection or failure to select any Notional Investment.
     (c) The Administrative Committee or the Investment Committee may adopt such rules and administrative practices as they, in their sole discretion, shall deem necessary or appropriate in connection with any Participant’s ability to select Notional Investments hereunder, including restrictions on the timing or frequency of such selections; all such Notional Investment selections shall be made in such form as may be required by the Administrative Committee from time to time.

ARTICLE 6
VESTING
6.1 Accounts Generally Vested
Without limiting Section 7.6 or Section 10.1, each Participant shall be immediately vested in, and shall have a nonforfeitable right to the balance credited to, the Participant’s Account subject to the terms of the Plan, including without limitation Section 7.5 hereof.
ARTICLE 7
PAYMENTS
7.1 Commencement and Form of Payment
     (a) Lump Sum. Unless a Participant makes a valid installment payment request described in Paragraph (b) of this Section 7.1 with respect to a Deferral and such request is approved by the Administrative Committee, or unless otherwise specified in Section 7.2, the Participant shall receive a payment of the entire portion of the Participant’s Account attributable to such Deferral in a single lump sum as soon as practicable after the applicable Distribution Date (but not later than the end of the calendar year in which the Distribution Date occurs unless otherwise permitted under Section 409A of the Code).
     (b) Annual Installment Payments. Unless otherwise determined by the Administrative Committee in its sole discretion, or unless otherwise specified in Section 7.2, Participants (other than those that the Administrative Committee determines are not eligible, including, without limitation, persons who are tax residents of, or whose employment location prior to the beginning of the relevant Plan Year is, the United Kingdom) shall be permitted to request to receive payments in respect of any Deferral in 11 substantially equal annual installments commencing as soon as practicable after the applicable Distribution Date (but not later than the end of the calendar year in which the Distribution Date occurs unless otherwise permitted under Section 409A of the Code). Any request to receive installment payments in respect of a Deferral pursuant to this Section shall be subject to the limitations of Section 7.5 hereof, and in such form as may be required by the Administrative Committee in its sole discretion and shall be valid only if it is timely received by the Administrative Committee: (i) at the time the Participant makes the applicable Deferral Request; or (ii) at such other time that the Administrative Committee approves in a manner consistent with Section 409A of the Code, including, to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Treasury Regulations section 1.409A-2(b). Any request to receive installment payments that is received by the Administrative Committee later than the times described in the immediately preceding sentence shall be null and void and of no force or effect. The amount that shall be paid in each installment shall be the quotient of the balance of the Account attributable to the Deferral as of the last day of the month prior to the Distribution Date (or, with respect to each installment after the first installment, the applicable anniversary thereof) divided by the number of installment payments remaining. Each annual installment payment shall be treated as a separate payment for purposes of Section 409A of the Code.

7.2 Distribution Date
In accordance with procedures established by the Administrative Committee in its sole discretion, at the time each Participant makes a Deferral Request, the Participant shall select a Distribution Date with respect to a Deferral that is, unless otherwise determined by the Administrative Committee in its sole discretion, (i) any anniversary of the Deferral Date beginning with the third anniversary and ending with the tenth anniversary or (ii) the later of (a) the tenth anniversary of the Deferral Date, and (b) January of the year following the year in which the Participant’s Separation from Service occurs; provided that (x) if the Firm determines such Participant to be a “specified employee” as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code, the Participant shall in no event receive payment under clause (b) before the date that is six (6) months following the Participant’s Separation from Service, and (y) the Administrative Committee shall exercise such discretion only to the extent that it does not result in a failure to comply with Section 409A of the Code. Notwithstanding the foregoing, no person who is a United Kingdom tax resident at the time of the Deferral Request, or whose employment location prior to the Deferral Deadline is the United Kingdom, shall be permitted to request the Distribution Date described in (ii).
7.3 Death and Total and Permanent Disability
     (a) If a Participant dies prior to the payment of the entire balance credited to his or her Account and notwithstanding any Participant’s request pursuant to Section 7.1(b) or Section 7.2, all amounts credited to his or her Account shall be paid in one lump sum after the date of death and not later than the end of the calendar year in which death occurs to the representative of the Participant’s estate. No payment shall be made to the representative of a Participant’s estate unless the Administrative Committee shall have been furnished with such evidence and other documentation as it shall deem necessary or appropriate to establish the validity of the payment and satisfy the Firm’s legal obligations. Notwithstanding any provision of Section 10.2 to the contrary, the Administrative Committee may adopt procedures pursuant to which a Participant may be permitted to specifically bequeath some or all of the amounts credited to his or her Account under his or her will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Administrative Committee).
     (b) If a Participant has a Total and Permanent Disability prior to the payment of the entire balance credited to his or her Account and notwithstanding any Participant’s request pursuant to Section 7.1(b) or Section 7.2, such balance shall be paid in one lump sum after the date the Participant suffers the Total and Permanent Disability and not later than the end of the calendar year in which the Participant suffers the Total and Permanent Disability to the Participant or if the Participant is determined by the Administrative Committee, in its sole discretion, to be incompetent by reason of physical or mental disability, to another person for the benefit of the Participant, without responsibility on the part of the Administrative Committee, the Firm or any other person to monitor the application or use of such funds. No payment shall be made to the Participant or such other person unless the Administrative Committee shall have been furnished with such evidence and other documentation as it shall deem necessary or appropriate to establish the validity of the payment and satisfy the Firm’s legal obligations.
7.4 Taxes and Social Security
All Federal, State, foreign, local, hypothetical or other taxes, or social security or social insurance charges, if any, that are required to be withheld in respect of any Deferrals hereunder or from any payments made pursuant to this Article 7 shall be withheld from amounts payable hereunder (at the time payable) or from any other amounts payable to a Participant by any person.
7.5 Certain Account Adjustments
     (a) Unless otherwise determined by the Administrative Committee in a manner consistent with Section 409A of the Code, the amount payable on a Distribution Date to any Participant under the Plan shall be net of, and a Participant’s Account shall be adjusted to reflect on such Distribution Date, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) the Participant owes to the Firm (including by reason of any obligations of such Participant under any Firm sponsored investment program, including under the Firm’s ”Special Investments Program”), any amounts owed to the Firm by reason of such Participant’s misconduct with respect to such Participant’s employment with the Firm, including, without limitation, the Participant’s misappropriation of funds or other property from the Firm, and any amount the Administrative Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement or otherwise applicable as of such Distribution Date; provided that any such adjustments shall be limited to $5,000 in the aggregate for any Participant in any calendar year and shall comply with the other requirements of Treasury Regulation § 1.409A-3(j)(4)(xiii), except to the extent otherwise permitted under Section 409A of the Code and Treasury Regulation § 1.409A-3(j)(4)(xiii).
     (b) If a Participant owes amounts to the Firm as described in Section 7.5(a) and fails, upon demand, to reimburse or pay the Firm, then, as an alternative to the adjustment provided for in Section 7.5(a), the Administrative Committee may, in its discretion, determine that the amount of the payment to which the Participant is entitled hereunder shall not include any notional gains or earnings that would have increased the balance credited to the Participant’s Account in accordance with Article V and that all such notional gains and earnings shall be forfeited.
     (c) Each Participant shall be required, as a condition to participation in the Plan, to sign such documents, and make such representations and consents, as may be deemed necessary or appropriate by the Administrative Committee to comply with this Section 7.5.
7.6 Certain Delayed Payments to Covered Employees
Notwithstanding anything herein or in any Deferral Request Form to the contrary, if and to the extent that the Administrative Committee reasonably anticipates that GS Inc.’s or the Firm’s U.S. Federal tax deduction in respect of a payment under the Plan would be limited as a result of Section 162(m) of the Code or any successor section of the Code, the Administrative Committee may delay such Payment until such time or times as GS Inc. or the Administrative Committee determines, in its sole discretion, that neither GS Inc.’s nor the Firm’s deduction for any such payment will be limited as a result of Section 162(m) of the Code, provided that the conditions of Treasury Regulation § 1.409A-2(b)(7)(i) are satisfied.
7.7 Payment Currency
Unless otherwise determined by the Administrative Committee in its discretion, any payments under the Plan shall be made in the same currency in which the Participant’s bonus otherwise would have been paid, in the absence of the Plan.
7.8 Payment to Escrow Account
Payment of the Participant’s Account attributable to a Deferral may be made, if and to the extent elected by the Administrative Committee, initially into an escrow account meeting such terms and conditions as are determined by the Firm until the Administrative Committee has received such documentation as it may have requested (pursuant to Section 7.3 or otherwise) or until the Administrative Committee has determined that any other conditions or restrictions on payment required by this Plan (including, without limitation, Sections 7.4 and 7.5) have been satisfied. By becoming a Participant in the Plan, each Participant has agreed on behalf of himself or herself or his or her estate (or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, the Participant (or estate or beneficiary) paying for any costs associated with such escrow account) as the Firm may deem necessary or appropriate.
ARTICLE 8
ADMINISTRATIVE COMMITTEE;
INDEMNIFICATION
8.1 Plan Administration and Interpretation
The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have complete control and authority to administer the Plan, and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, representative of a deceased Participant’s estate, or any other person having or claiming to have any interest under the Plan. The Administrative Committee shall have complete discretion and power to interpret the Plan and to decide all matters under the Plan. Any interpretation or decision by the Administrative Committee shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant. Any individual serving on the Administrative Committee who also is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrative Committee shall be entitled to rely on information furnished by a Participant or other person entitled to payment hereunder, or the Firm. The Administrative Committee shall adopt such claims procedures as it determines in its sole discretion may be necessary or appropriate for the proper determination of the rights of any Participant under this Plan.
8.2 Powers, Duties, Procedures, Etc.
In exercising its powers and duties, the Administrative Committee may adopt such rules and procedures, appoint such officers or agents, delegate such powers and duties and receive such reimbursements and compensation, in each case, as it may establish or determine from time to time consistent with the provisions of the Plan.
8.3 Indemnification of Administrative Committee and Investment Committee
No member of the Administrative Committee or Investment Committee or any employee, officer or director of the Firm (each such person, a “Covered Person”) shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan. Each Covered Person shall be indemnified and held harmless by GS Inc. against and from: (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and (b) any and all amounts paid by such Covered Person, with GS Inc.’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that GS Inc. shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once GS Inc. gives notice of its intent to assume the defense, GS Inc. shall have sole control over such defense with counsel of GS Inc.’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under GS Inc.’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that GS Inc. may have to indemnify such persons or hold them harmless. Without limiting the generality of this Section 8.3, the actions referred to in the first two sentences and other provisions of this Section 8.3 include any action taken or omitted to be taken by reason of or in relation to Section 409A.

ARTICLE 9
AMENDMENT AND TERMINATION
9.1 Amendments
Subject only to Section 9.3 hereof, GS Inc. shall have the right, in its sole discretion, to amend or modify the Plan in any respect from time to time, including in any manner that adversely affects the right of any Participant. Any such amendment may be effected by an action of the Board of Directors or the Compensation Policy Committee. In addition, and without limiting the foregoing, to the maximum extent permissible under Section 409A of the Code, including as permitted under Treasury Regulation § 1.409A-3(j)(4), the Administrative Committee shall have the right, in its sole discretion, to accelerate any payment to any or all Participants to any date or dates prior to the Distribution Date and to change any form of payment selected by a Participant under Section 7.1 hereof.
9.2 Termination of Plan
This Plan is a strictly voluntary undertaking on the part of GS Inc. and shall not be deemed to constitute a contract between GS. Inc. and any Eligible Employee (or any other person). Subject only to Section 9.3 hereof, GS Inc. reserves the right to terminate the Plan at any time with respect to any or all Participants, in whole or in part, by an instrument in writing that has been executed on the Firm’s behalf by its duly authorized officer. Upon termination, with respect to each Participant affected by any termination (an “Affected Participant”) on a Participant-by-Participant basis the Firm shall (a) continue to maintain the Affected Participant’s Account and pay amounts hereunder as they become due as if the Plan had not terminated, or, at the Firm’s election, if and to the extent permitted under Section 409A of the Code and Treasury Regulations section 1.409A-3(j)(4)(ix), (b) pay promptly to each Affected Participant (or such Affected Participant’s estate) the balance of the Affected Participant’s Account (or combine, in any manner permitted under Section 409A of the Code and Treasury Regulations section 1.409A-3(j)(4)(ix), the alternatives described in Sections 9.2(a) and 9.2(b) hereof).
9.3 Existing Rights
No amendment or modification to, or termination of, the Plan shall be effective to the extent that it reduces the amount credited to a Participant’s Account immediately prior to the amendment, modification or termination, without the Participant’s prior written consent.
ARTICLE 10
MISCELLANEOUS
10.1 No Funding
The Plan constitutes a mere promise by GS Inc. to make payments in accordance with the terms of the Plan, and Participants and beneficiaries shall have the status with respect to the amounts credited to their Accounts from time to time only of general unsecured creditors of GS Inc. Nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of GS Inc., the Firm or any other person. In all events, it is the intent of GS Inc. that the Plan be treated in a manner consistent with the applicable provisions of Section 409A of the Code and be treated as unfunded for U.S. Federal tax purposes and for purposes of ERISA, and the Plan shall be interpreted accordingly.
10.2 Non-Assignability
None of the benefits, payments, proceeds or claims of any Participant or any other person shall be subject to any claim of any creditor of any Participant or any other person and, in particular, such benefits, payments, proceeds or claims shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or other person, nor shall any Participant or any other person have any right to alienate, participate, hedge, commute, pledge, encumber or assign any of the benefits, payments, proceeds or claims that he or she may expect to receive, contingently or otherwise, under the Plan and any attempt to so alienate, participate, hedge, commute, pledge, encumber or assign any such benefit, payment, proceed or claim shall be null and void and of no force or effect, except as otherwise provided in Section 7.3(a). Notwithstanding any provision of this Section 10.2 to the contrary, the Administrative Committee may adopt procedures pursuant to which a Participant may transfer some or all of the amounts credited to his or her Account through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
10.3 Limitation of Participants’ Rights
Nothing contained in the Plan shall confer upon any person a right to continue to be employed by the Firm or shall affect any right the Firm may have to terminate or alter the terms and conditions of a Participant’s employment.
10.4 Participants Bound
Any action with respect to the Plan taken by the Administrative Committee, the Investment Committee, the Compensation Policy Committee, the Board of Directors, the Firm or any action authorized by or taken at the direction of any of them, shall be final, binding and conclusive upon all Participants (and any other persons).
10.5 Benefits Conditioned on Release
Any payment to any Participant made in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Firm, the Plan, the Administrative Committee and the Investment Committee. The Administrative Committee may require a Participant, as an express condition precedent to any payment hereunder, to execute a release to such effect; provided that no such requirement shall cause payment to be delayed beyond the time permitted in accordance with Section 409A of the Code, and that, if a release is required but not provided, the amount of the payment to which the Participant is entitled hereunder may not include any notional gains or earnings that would have increased the balance credited to the Participant’s Account in accordance with Article V, and all such notional gains and earnings may be forfeited, if so determined by the Administrative Committee. If any Participant or other person entitled to payment hereunder is determined by the Administrative Committee to be incompetent by reason of physical or mental disability to give a valid release, the Administrative Committee may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Administrative Committee, the Firm or any other person to follow the application or use of such funds.
10.6 Arbitration; Choice of Forum
     (a) Any dispute, controversy or claim between the Firm and a Participant arising out of or relating to or concerning the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant or any other person must first be submitted to the Administrative Committee in accordance with claims procedures determined by the Administrative Committee. This Paragraph is subject to the provisions of Paragraphs (b) and (c) below.
     (b) THE FIRM AND EACH PARTICIPANT SHALL IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO PARAGRAPH 10.6(a) HEREOF. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Firm and each Participant, by requesting to participate in the Plan, acknowledge that the forum designated by this Paragraph (b) has a reasonable relation to the Plan and to the Participant’s relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 10.6 or otherwise.
     (c) This provision as to forum is independent of the law that may be applied in the suit, action or proceeding, and each Participant, by requesting to participate in the Plan, and the Firm agrees to such forum even if the forum may under applicable law choose to apply non-forum law. Each Participant, by requesting to participate in the Plan and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which the Participant or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph (b) of this Section 10.6. Each Participant, by requesting to participate in the Plan, and the Firm undertake not to commence any suit, action or proceeding arising out of or relating to or concerning the Plan in any forum other than a forum described in this Section 10.6. Each Participant, by requesting to participate in the Plan, and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Firm.
     (d) Each Participant, by requesting to participate in the Plan, irrevocably appoints the General Counsel of GS Inc. as the Participant’s agent for service of process in connection with any action or proceeding arising out of or relating to or concerning the Plan that is not arbitrated pursuant to the provisions of this Section 10.6, who shall promptly advise the Participant of any such service of process.
     (e) Each Participant, by requesting to participate in the Plan, agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 10.6, except that a Participant may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
10.7 Governing Law
The Plan shall be construed, administered and governed in all respects under and by the laws of the State of New York, without reference to the principles of conflicts of law (except if and to the extent preempted by applicable Federal law). It is the intent of GS Inc. that this Plan be considered and interpreted in all respects as part of a bonus plan within the meaning of U. S. Department of Labor Regulation Section 2510.3-2(c) and not in any respect as an employee pension plan for purposes of ERISA. If and to the extent that any portion of this Plan shall be determined to be an employee pension benefit plan subject to ERISA, then such portion shall be considered a separate plan covering only those Participants as to whom this Plan is determined to be a pension plan. Such pension plan shall in all respects be considered and interpreted as a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and exempt from coverage of Parts 1, 2, 3 and 4 of Subtitle B of Title I of ERISA to the maximum extent permissible under the provisions thereof. Further, it is the intent of GS Inc. that this Plan be considered and interpreted in all respects as a nonqualified deferred compensation plan satisfying the requirements of Section 409A of the Code and deferring the recognition of income by Participants in respect of Deferrals until amounts are actually paid to them pursuant to Article 7.
10.8 Certain Consents
As a condition of participating in the Plan, each Eligible Employee wishing to make a Deferral Request, and each Participant, shall be required to sign such documents, make such representations and sign such consents, including, without limitation, signing any consent or taking any other action necessary for the Firm to insure the life of the Participant and name itself as beneficiary to the extent deemed necessary or appropriate of such insurance.
Without limiting the foregoing, by submitting a Deferral Request Form, a Participant will have irrevocably agreed to consent to (i) the Firm’s supplying to any third party recordkeeper such personal information as the Administrative Committee deems advisable to administer the Plan, (ii) the Firm’s deducting amounts from the Participant’s wages to reimburse the Firm for any advances made on the Participant’s behalf to satisfy any withholding and other tax obligations, (iii) the Firm’s deducting or withholding from any payment or distribution to the Participant, whether or not pursuant to the Plan, the amount of any taxes (including, without limitation, FICA, National Insurance Contributions, if applicable, or social insurance taxes) the Administrative Committee determines apply in connection with any Deferral or distribution under the Plan, (iv) withholding from any distribution under the Plan, but only to the extent permitted under Section 7.5(a) hereof, any amount the Administrative Committee determines is payable by the Participant to the Firm, and (v) forfeiture of the Participant’s notional gains and earnings in the circumstances specified in Sections 7.5(b) and 10.5 hereof.
10.9 Currency Conversions
The Administrative Committee, in its discretion, shall have the authority to prescribe such rules and procedures as it may deem appropriate for purposes of converting any currency into another currency for purposes of the Plan including, without limitation, for purposes of determining (i) the Minimum Deferral Amount, (ii) the Maximum Deferral Amount, (iii) the Maximum Aggregate Deferral Amount, (iv) the amount of any Eligible Employee’s Deferral, (v) the amount of any investment gains or losses to be allocated to a Participant’s Account, (vi) the amount of any distribution, (vii) the amount of any Participant’s Eligible Compensation and (viii) the amount of any Participant’s Minimum Eligible Compensation. The determination of the exchange rate by the Administrative Committee shall be conclusive.
10.10 Non-Uniform Determinations
None of the Administrative Committee’s determinations under the Plan need to be uniform and any such determinations may be made by it selectively among persons who make Deferral Requests under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Administrative Committee shall be entitled, among other things, to make non-uniform and selective determinations with regard to Deferrals, currency conversions and availability of Notional Investments, and to enter into non-uniform and selective Deferral Requests, as to (a) the persons permitted to make Deferrals, (b) the terms and provisions of any Deferral, and (c) any adjustments to be made with respect to any Deferral as described herein.

10.11 Severability; Entire Agreement
If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby. Each Participant, by requesting to participate in the Plan, acknowledges that the Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
10.12 No Third Party Beneficiaries
The Plan shall not confer on any person other than the Firm and the Participants any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 8.3 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.
10.13 Headings and Subheadings
Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
10.14 Compliance With Section 409A of the Code
     (a) This Plan is intended and shall be construed to comply with Section 409A of the Code. The Administrative Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between this Section 10.14 and the other provisions of this Plan, this Section 10.14 shall govern.
     (b) Any amount that constitutes 409A deferred compensation may be paid, in the discretion of the Administrative Committee, later than the Distribution Date or other date or period specified hereinabove to the extent that the later date is permitted under Section 409A of the Code.

Appendix A
■	For 2007 NQDC, aggregate plan cap for deferrals across all four plans[1] of $200M; cap for each separate plan (PMD and non-PMD plan) of $100M; individual participation caps are $1 Million for PMDs, $350,000 for EMDs, and $200,000 for non-MDs.
—	If aggregate requests across PMD and non-PMD plans are under aggregate plan cap, no individual scale-back is required (i.e., transfer excess capacity from one plan or more plans to the other(s) as needed); if requests are over aggregate plan cap, apply the following scale-back methodology:
o	If only one plan (e.g., Plan A) exceeds its cap, transfer excess capacity from the other plan(s), and then reduce all requests in Plan A pro-rata by percentage needed to achieve plan cap

o	If both plans exceed their respective caps, reduce all requests within plans pro-rata by respective percentage needed to achieve plan cap
Example
—	Aggregate requests for all plans of $210 (over aggregate cap by $10)

—	PMD deferral requests = $120 (over plan cap by $20); non-PMD deferral requests = $90 (under plan cap by $10)

—	Transfer $10 from non-PMD plan to PMD plan (PMD plan cap increases to $110, $10 less than total PMD deferral requests)

—	Reduce all deferral requests under PMD plan pro-rata by 8.3% ($10/$120)

	PMD Plan	Non-PMD Plan
Plan Cap	$100	$100
Deferral Requests	$120	$90

Amount in Excess of Plan Cap	$(20)	$10
Transfer Amount	$10	$(10)
“Adjusted” Plan Cap	$110	$90
Pro-rata Reduction of Deferral Requests (8.3%)	$(10)	N/A
Final Participation	$110	$90

[1]	These are The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.S. Participating Managing Directors, The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.S. Extended Managing Directors and Other Select U.S. Employees, The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.K. Participating Managing Directors, and The Goldman Sachs Group, Inc. Non-Qualified Deferred Compensation Plan for U.K. Extended Managing Directors and Other Select U.K. Employees.